Exhibit 99.1

Seifert and Carter elected to Appleton board of directors

(Appleton, Wis., July 12, 2004) Appleton announced today that Kathi P. Seifert and Stephen P. Carter were elected to its board of directors. Seifert, 55, retired as executive vice president of Kimberly-Clark Corporation (NYSE: KMB) in June 2004 concluding a 26-year career with the company. Seifert was responsible for the company’s global personal care business, home to such recognized brands as Huggies®, Pull-ups®, Kotex® and Depend®.

Carter, 52, is executive vice president, chief financial officer and treasurer of Woodward Governor Company (NASDAQ: WGOV). Woodward is headquartered in Rockford, Ill., and designs, manufactures and services energy control systems and components for aircraft and industrial engines, turbines and other power equipment.

“We are delighted to have Kathi and Steve join our board of directors,” said Doug Buth, Appleton’s chairman and chief executive officer. “Kathi’s extensive knowledge of brand building and product management will be valuable to our growth plans. Steve is a seasoned executive with great experience in finance, acquisitions and corporate governance.”

Appleton directors are elected by State Street Global Advisors, the Boston-based trustee for the Appleton employee stock ownership plan trust. Seifert and Carter replace Nicholas H. Davis and William A. Sikora on the Appleton board of directors. Seifert and Carter join two other outside directors, Ronald Pace and Susan Scherbel, on the Appleton board. Management directors are Doug Buth, Dale Parker, vice president of finance and chief financial officer, and Paul Karch, vice president of human resources and law. Seifert will chair the board’s compensation committee, while Carter will serve as chairman of the audit committee.

More about Kathi Seifert

Seifert joined Kimberly-Clark as a product manager in 1978 and advanced through a number of marketing positions of increasing scope and responsibility in the company’s household products and feminine care businesses. In 1998, she was appointed group president of personal care products and was elected group president of global personal care products the following year. She was named executive vice president in 1999. Seifert was named to Fortune magazine’s list of the 50 most powerful women in business in 2002.

Prior to joining Kimberly-Clark, Seifert held management positions at Procter & Gamble, Beatrice Foods and Fort Howard Paper Company. She is a native of Appleton, Wis., and a graduate of Valparaiso University. Seifert is a member of the boards of directors of Eli Lilly and Company (NYSE: LLY), U.S. Fund for UNICEF, ThedaCare Inc., the Fox Cities Performing Arts Center and the Wisconsin Commission on Arts Education.

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Seifert and Carter elected to Appleton board

More about Steve Carter

Steve Carter manages the investor relations, accounting, treasury, finance, and information technology functions for Woodward. He is also chairman of the company’s investment committee. Before being named executive vice president, chief financial officer and treasurer in 2003, Carter served as vice president, chief financial officer and treasurer. After joining Woodward in 1986, he held various corporate management positions including vice president and treasurer, and assistant treasurer. Previously, Carter held positions with United Bancorporation, a Rockford-based bank holding company, and PricewaterhouseCoopers LLP. He graduated from Brigham Young University with a bachelor’s degree in accounting and is a certified public accountant.

Carter currently serves on the board of Blackhawk Bancorp Inc. (OTCBB: BKHB), a publicly-held bank holding company. He has also served as a board member and officer of several philanthropic organizations in the Rockford area, including OSF Saint Anthony Medical Center, the Rockford Community Foundation, the Riverfront Museum Park and the Discovery Center. His professional affiliations include Financial Executives International, American Institute of CPAs, and the MAPI Financial Council.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonpapers.com

825 East Wisconsin Avenue   P.O. Box 359   Appleton, WI   54912-0359   920-734-9841   appletonideas.com